UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2007

Metalline Mining Company
 (Exact name of registrant as specified in its charter)

Nevada	0-27667	91-1766677
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 E. Margaret Avenue, Coeur d'Alene, Idaho	83815
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 665-2002

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2007, the Company expanded its Board of Directors to five members and appointed Gregory A. Hahn to fill the vacancy. Mr. Hahn will join the Company’s Audit, Compensation and Nominating Committees, and he will chair the Company’s newly formed Reserves Committee.

Mr. Hahn is an independent director who, for more than the past two years, did not have a material interest, direct or indirect, in any transaction or in any proposed transaction with the Company.

In connection with his appointment, the Board of Directors granted Mr. Hahn options to acquire 250,000 shares of the Company’s common stock exercisable at the closing sales price on October 1, 2007 for a five year period and subject to a two-year vesting schedule. Mr. Hahn will also receive independent director compensation of $7,500 plus 9,000 shares of common stock per fiscal quarter, and additional cash compensation based on the amount of time he spends fulfilling his responsibilities as Chairman of the Reserves Committee.

Other than as described above, there are no arrangements or understandings pursuant to which Mr. Hahn was appointed to the Board of Directors

Item 8.01 Other Events.

On October 1, 2007, the Company issued a press release. The press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated October 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)

Date: October 1, 2007

/s/ Merlin Bingham
Name: Merlin Bingham
Title: President

Exhibit 99.1

Metalline Mining Company 1330 Margaret Avenue Coeur d’Alene, ID 83815	Phone 208-665-2002 Fax 208-665-0041 email: metalin@attglobal.net Web site: www.metalin.com

For Release: October 1, 2007

Metalline Mining Company Appoints New Member to the Board of Directors

Coeur d’Alene, Idaho — Metalline Mining Company (Amex: MMG) announces the appointment of Greg Hahn to the board of directors, effective today.

Mr. Hahn is a Certified Professional Geologist and a geological engineer with more than 25 years experience in exploration, mine development and operation, and particular expertise in base and precious metals, ore reserve calculations, slope stability, open pit operations, project evaluations and investment analysis. He is a board member of Marathon PGM Corp. (TSX: MAR), and a principal of Greg Hahn Consulting, LLC, a mining and geological consulting firm. From 1995 to 2007, Mr. Hahn was President, Chief Executive Officer and Director of Constellation Copper Corporation (TSX: CCU), where he was instrumental in bringing the Lisbon Valley copper mine into production, and supervised the financing, construction and development of the mine.

Prior to Mr. Hahn’s position with Constellation Copper Corp., he was Vice President for St. Mary Minerals Inc. for four years and Chief Geological Engineer for CoCa Mines Inc. for five years, where he was involved in the construction and operation of two open pit heap leach gold-silver operations in southern California. He also spent ten years with Noranda Inc. where he was pre-development manager of the Lik massive sulfide project in Alaska and chief mine geologist at the Blackbird cobalt-copper project in Idaho. Mr. Hahn received a B.A. in Earth Sciences from Dartmouth College and an M.S. in Geology and Geological Engineering from Michigan Tech.

“We consider Greg’s appointment a very important step toward the maturity of the Company and toward its progress to becoming a producing mining company. We enthusiastically welcome Greg to our board,” said Merlin Bingham, President of Metalline. “Greg’s extensive experience and success with mine development and operation will be a valuable addition to Metalline’s board, especially as we continue to move through the last stages of our feasibility study.”

Mr. Hahn will chair Metalline’s newly formed Reserves Committee. As Chairman of the Reserves Committee, Mr. Hahn will be responsible for assisting the board of directors with the review of Metalline’s resource model(s) and the subsequent determination of proven and probable zinc and other mineral reserves. He will also be responsible for overseeing and monitoring the performance of Metalline’s independent engineering consultants.

Metalline Mining Company is an exploration stage enterprise engaged in the business of mining. The Company currently owns mining concessions in the municipality of Sierra Mojada, Coahuila, Mexico. The Company conducts its operations in Mexico through its wholly owned Mexican subsidiaries, Minera Metalin S.A. de C.V. and Contratistas de Sierra Mojada S.A. de C.V. To obtain more information on Metalline Mining Company, visit the Company’s web site (www.metalin.com).

Forward-Looking Statements

This news release contains forward-looking statements regarding future events and Metalline’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which Metalline operates and the beliefs and assumptions of Metalline’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections of Metalline’s future financial performance, Metalline’s anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and Metalline’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006 under “Risk Factors.” Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Metalline undertakes no obligation to revise or update any forward-looking statements for any reason.